United States securities and exchange commission logo





                       July 12, 2023

       Mark A. Michel
       Chief Executive Officer
       Integrated Rail and Resources Acquisition Corp.
       400 W. Morse Boulevard, Suite 220
       Winter Park, FL 32789

                                                        Re: Integrated Rail and
Resources Acquisition Corp.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed June 30, 2023
                                                            File No. 001-41048

       Dear Mark A. Michel:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Real Estate & Construction
       cc:                                              Edward P. Bromley III,
Esq.